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                                   EXHIBIT 11
                THE CHASE MANHATTAN CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE


Net income for basic and diluted EPS is computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock. Basic EPS is computed by dividing net income available to common shares outstanding by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed using the same method as basic EPS, but reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. For a further discussion of Chase's earnings per share computation, see Note Ten of Chase's 1997 Annual Report.

(in millions, except per share amounts)                                 Three Months Ended          Six Months Ended
                                                                             June 30,                   June 30,
                                                                       -------------------        -------------------
EARNINGS PER SHARE                                                      1998         1997          1998         1997
                                                                        ----         ----          ----         ----
BASIC
Earnings:
Net Income                                                             $1,074       $  925        $1,799       $1,852
Less:  Preferred Stock Dividend Requirements                               24           51            58          106
                                                                       ------       ------        ------       ------
Net Income Applicable to Common Stock                                  $1,050       $  874        $1,741       $1,746
                                                                       ======       ======        ------       ------
Shares:
Weighted-Average Basic Shares Outstanding                               848.8        848.6         846.8        854.8
Basic Earnings Per Share:
Net Income                                                             $ 1.24       $ 1.03        $ 2.06       $ 2.04
                                                                       ======       ======        ======       ======

DILUTED
Earnings:
Net Income Applicable to Common Stock                                  $1,050       $  874        $1,741       $1,746
Shares:
Weighted-Average Basic Shares Outstanding                               848.8        848.6         846.8        854.8
Additional Shares Issuable Upon Exercise of Stock Options
  for Dilutive Effect                                                    26.7         20.2          24.7         24.7
                                                                       ------       ------        ------       ------
Weighted-Average Diluted Shares Outstanding                             875.5        868.8         871.5        879.5
Diluted Earnings Per Share:
Net Income                                                             $ 1.20       $ 1.00        $ 2.00       $ 1.99
                                                                       ======       ======        ======       ======

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